December 6, 1996



Office of Applications and Report Services
Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

   We are transmitting herewith Indiana Energy, Inc.'s
1996 Proxy Statement.

   The $125.00 filing fee was transmitted via FEDWIRE on December 5, 1996.

                                   Sincerely,


                                   /s/Ronald E. Christian
                                   Ronald E. Christian

REC:rs


                              IEI

                     INDIANA ENERGY, INC.
                  1630 North Meridian Street
               Indianapolis, Indiana  46202-1496


           NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD JANUARY 22, 1997




TO THE SHAREHOLDERS OF INDIANA ENERGY, INC.

     The annual meeting of shareholders of Indiana Energy, Inc. ("Company") will be held at the principal office of the Company, 1630 North Meridian Street, Indianapolis, Indiana 46202 on Wednesday, January 22, 1997, at 10:30 a.m. (Eastern Standard
Time), for the following purposes:

     1. To elect four directors of the Company to serve for a term of three years or until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting, or any adjournment of the meeting.

     As allowed by the code of by-laws, the board of directors has fixed the close of business on November 18, 1996, as the record date for determining the shareholders entitled to notice of and to vote at the meeting and at any adjournment of the meeting.

     It is important that your stock be represented at this meeting to assure a quorum. Whether or not you now expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it promptly to the Company in the accompanying addressed envelope. No stamp is required if mailed in the United States. You have the unconditional right to revoke your proxy at any time before the authority granted by it is exercised.

     By order of the board of directors.

                                      INDIANA ENERGY, INC.



                                   By RONALD E. CHRISTIAN
Indianapolis, Indiana                 Secretary
December 6, 1996


                              CONTENTS



PURPOSES OF MEETING
VOTING SECURITIES
ELECTION OF DIRECTORS
COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
 1.  THE AUDIT COMMITTEE.
 2.  THE COMPENSATION COMMITTEE.
 3.  THE NOMINATING COMMITTEE.
 4.  THE PUBLIC AND ENVIRONMENTAL AFFAIRS COMMITTEE.
DIRECTORS' COMPENSATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
 COMPENSATION COMMITTEE REPORT
 A.  EXECUTIVE COMPENSATION POLICY.
 B.  COMPONENTS OF EXECUTIVE COMPENSATION.
 C.  CHIEF EXECUTIVE OFFICER COMPENSATION.
 D.  COMPENSATION CONSULTANT, TERMINATION BENEFIT AGREEMENTS AND
   DEDUCTIBILITY OF EXECUTIVE COMPENSATION.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
COMPENSATION
 SUMMARY COMPENSATION TABLE
CORPORATE PERFORMANCE
 TOTAL RETURN TO SHAREHOLDERS
 RETURN ON EQUITY
RETIREMENT SAVINGS PLAN
RETIREMENT PLANS
EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS
INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY
COST AND METHOD OF SOLICITATION
ANNUAL REPORT
REVOCATION RIGHTS
SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING



                     INDIANA ENERGY, INC.
                  1630 North Meridian Street
               Indianapolis, Indiana 46202-1496
                        (317) 926-3351



                        PROXY STATEMENT

     The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the board of directors of the Company. The proxy will be used at the annual meeting of shareholders to be held at the principal office of the Company, 1630 North Meridian Street, Indianapolis, Indiana, on Wednesday, January 22, 1997, at 10:30 A.M. (Eastern Standard Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. The proxy and this proxy statement were first mailed to the shareholders on or about December 6, 1996.


PURPOSES OF MEETING

     As of this date, the only known business to be presented at the 1997 annual meeting of shareholders is the election of four directors of the Company to serve for a term of three years or until their successors are duly elected and qualified. However, the enclosed proxy authorizes the proxy holders to vote on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment.


VOTING SECURITIES

     The Company has one class of capital stock outstanding, consisting as of September 30, 1996, of 22,474,402 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. Only shareholders of record at the close of business on November 18, 1996, will be entitled to vote at the meeting or at any adjournment of the meeting.

     In connection with the Company's acquisition of Richmond Gas Corporation ("Richmond") and Terre Haute Gas Corporation ("Terre Haute"), shares of common stock of the Company were issued to certain members of the Anton Hulman, Jr. family, certain corporations controlled by them, certain trusts established for their benefit and certain other persons with personal or business relationships with the family (collectively, the "Hulman Interests"). At September 30, 1996, the Hulman Interests beneficially owned an aggregate of 2,749,968 shares of the Company which comprised 12.24 percent of the outstanding common stock of the Company. At September 30, 1996, the following beneficial owners held more than 5 percent of the outstanding common stock of the Company, the only class of voting securities outstanding:

                Name and        Number of
               Address of       Shares        Nature of    Percent
 Title of      Beneficial       Beneficially  Beneficial   of
  Class          Owner            Owned       Ownership    Class

  Common        Hulman &        1,622,435     Voting &     7.22%
                Company                       Investment
               900 Wabash
                 Avenue
              Terre Haute,
             Indiana 47807

As a result of the attribution to certain persons of shares held by Hulman & Company, the following persons are deemed to be beneficial owners of more than 5 percent of the outstanding common stock of the Company:

                                   Number of
                                     Shares
    Title of       Name of        Beneficially    Percent of
     Class     Beneficial Owner      Owned           Class
     Common     Mary F. Hulman     1,966,920         8.75%
     Common     Mari H. George     2,055,631         9.15%
     Common    Anton H. George     1,849,202         8.23%
     Common      Katherine M.      1,629,084         7.25%
                    George
     Common    Laura L. George     1,849,202         8.23%
     Common    Nancy L. George     1,629,888         7.25%
     Common      M. Josephine      1,627,383         7.24%
                    George

The number of shares held beneficially by Mary F. Hulman, Mari
H. George, Anton H. George, Katherine M. George, Nancy L. George and M. Josephine George each includes 1,622,435 shares held by Hulman & Company as to which each, as a director of Hulman & Company, may be deemed to share voting power and investment power. The number of shares held beneficially by Mary F. Hulman, Mari H. George and Anton H. George each includes 217,398 shares held by Rose-Hulman Institute of Technology ("Rose-Hulman") as to which Mary F. Hulman and Anton
H. George, as members of the Investment Management Committee of the Board of Managers of Rose-Hulman, and as to which Mari H. George, as a member of the Board of Managers, may be deemed to share voting power and investment power, and as to which each disclaims beneficial ownership. Laura L. George is the wife of Anton H. George, and the shares listed for her are those beneficially owned by Mr. George. Laura L. George disclaims beneficial ownership of all such shares. The information furnished here regarding beneficial ownership is derived from the Schedule 13D, as amended most recently on June 29, 1994, filed by the Hulman Interests with the Securities and Exchange Commission, and Forms 3, 4 and 5 filed through September 30, 1996. The filing of the Schedule 13D by the Hulman Interests did not affirm the existence of a "group" within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934 or the regulations promulgated under it.

ELECTION OF DIRECTORS

     In connection with the Company's acquisition of Richmond and Terre Haute, the Company entered into a standstill agreement with the Hulman Interests. Under this agreement, the Company agreed to cause one designee of the Hulman Interests to be elected to the board of directors of the Company and, until the termination of the standstill agreement (which is dependent upon the occurrence of certain events specified in the agreement), to include a designee of the Hulman Interests in the slate of nominees recommended by the board at the annual meeting of shareholders at which the term of the original designee expires. At a regular meeting held on August 31, 1990, the board of directors of the Company elected Anton H. George to the board and he currently serves as a member of the board.

     The board of directors of the Company consists of twelve directors divided into three classes as follows: Niel C. Ellerbrook, Loren K. Evans, Fred A. Poole and Jean L. Wojtowicz, who are nominees for election with terms expiring in 2000; Gerald L. Bepko, Lawrence A. Ferger, Anton H. George, and James C. Shook, whose terms expire in 1999; and Paul T. Baker, Otto N. Frenzel III, Don E. Marsh and Richard P. Rechter, whose terms expire in 1998. Indiana Energy, Inc. is a holding company, and each of its directors also serves as a director of Indiana Gas Company, Inc. ("Indiana Gas"), its principal subsidiary.

     At each annual meeting of shareholders, directors are elected to succeed those whose terms then expire for a term of three years or until their successors are duly elected and qualified. Accordingly, four directors are to be elected by a plurality of votes cast at the annual meeting of shareholders to be held on January 22, 1997.

     The board of directors intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of three years or until their respective successors are duly elected and qualified. Each of such nominees is now serving as a director of the Company and has signified the willingness to serve if elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee should be unable to serve, the authority granted in the enclosed proxy may be exercised by the proxy holders for the purpose of voting for a substitute nominee. Certain information concerning the nominees and the other directors of the Company is set forth below and under the caption "Meetings and Committees of the Board of Directors." Unless otherwise indicated, each nominee and director has sole investment and voting power with respect to the shares of common stock of the Company shown as beneficially owned by that person.


                                                        Has Been a
                                                        Director of
   Name and             Principal Occupation During    Indiana Gas or
   Business             the Past 5 Years and Other         the
   Location        Age  Information (1)                Company Since
Nominees For Election Whose Terms Will Expire in 2000

NIEL C.            47   Vice President and Treasurer        1991
ELLERBROOK              and Chief Financial Officer
Indianapolis,           of the Company since 1986;
Indiana                 Senior Vice President and
                        Chief Financial Officer of
                        Indiana Gas since 1987. He
                        is also a Director of Fifth
                        Third Bank of Central
                        Indiana.


LOREN K. EVANS     68   Retired.  Before 1993, Vice         1988
Columbus,               Chairman since 1991 and
Indiana                 Director of Arvin
                        Industries, Inc. (an Indiana
                        company serving global
                        markets in more than 100
                        countries); President and
                        Chief Operating Officer from
                        1987. He was also a Director
                        of Irwin Financial
                        Corporation, Columbus,
                        Indiana until April, 1994.

FRED A. POOLE      54   General Manager of the              1996
Indianapolis,           Indianapolis Maintenance
Indiana                 Operations of United
                        Airlines since October 1994,
                        and prior to that held
                        numerous positions with
                        United Airlines over the
                        past 22 years. He is also a
                        director of National City
                        Bank, Indiana.

JEAN L.            39   President since 1983 and            1996
WOJTOWICZ               founder of Cambridge Capital
Indianapolis,           Management Corporation (a
Indiana                 consulting and venture
                        capital firm).  She is also
                        a Director of Circle
                        Ventures, Inc. and Seaboard
                        North American Holdings,
                        Inc.


Directors Continuing in Office Whose Terms Will Expire in 1999

GERALD L. BEPKO    56   Vice President for Long-             1990
Indianapolis,           Range Planning, Indiana
Indiana                 University and Chancellor of
                        Indiana University-Purdue
                        University at Indianapolis
                        since 1986. He is also a
                        Director of First Indiana,
                        Inc. and USA Group, Inc.

LAWRENCE A.        62   Chairman, President and              1984
FERGER                  Chief Executive Officer of
Indianapolis,           the Company and Indiana Gas
Indiana                 since January 1996 and
                        President and Chief
                        Executive Officer since
                        1987. He is also a Director
                        of National City Bank,
                        Indiana.

ANTON H. GEORGE    37   President since December            1990
Indianapolis,           1989 and a Director of
Indiana                 Indianapolis Motor Speedway
                        Corporation (auto racing);
                        President since January,
                        1994, and prior to that time
                        Executive Vice President
                        since June 1989, and a
                        Director of Hulman & Company
                        (manufacturer and
                        distributor of baking
                        powder). He is also a
                        Director of First Financial
                        Corporation.

JAMES C. SHOOK     65   President, The Shook Agency,        1983
Lafayette,              Inc. (residential,
Indiana                 commercial and industrial
                        real estate brokerage). He
                        is also a Director of NBD
                        Bank, N.A., Lafayette Life
                        Insurance Company (a mutual
                        company) and Crossman
                        Communities, Inc.


Directors Continuing In Office Whose Terms Will Expire In 1998

PAUL T. BAKER     56    Senior Vice President and           1991
Indianapolis,           Chief Operating Officer of
Indiana                 Indiana Gas; prior to 1991,
                        Senior Vice President of Gas
                        Supply & Customer Services.


OTTO N. FRENZEL   66    Chairman, Executive                 1967
III                     Committee, National City
Indianapolis,           Bank, Indiana, since 1996.
Indiana                 Prior to that time, Chairman
                        of the Board of National
                        City Bank, Indiana.  He is
                        also a Director of National
                        City Corporation, American
                        United Life Insurance
                        Company, Baldwin & Lyons,
                        Inc. (insurance brokerage
                        firm), Indianapolis Power
                        and Light Company and IPALCO
                        Enterprises, Inc., IWC
                        Resources Corporation and
                        Indianapolis Water Company.

DON E. MARSH      58    Chairman, President and             1986
Indianapolis,           Chief Executive Officer and
Indiana                 Director of Marsh
                        Supermarkets, Inc. He is
                        also a Director of National
                        City Bank, Indiana and Nash-
                        Finch Company.


RICHARD P.        57    Chairman of the Board of            1984
RECHTER                 Rogers Group, Inc.,
Bloomington,            President and Chief
Indiana                 Executive Officer and
                        Director of Rogers
                        Management, Inc., and
                        President and Chief
                        Executive Officer and
                        Director, Mid-South Stone,
                        Inc.  He is also a Director
                        of Monroe County Bank and
                        Monroe Bancorp.


Other executive officers of the Company are Anthony E. Ard, age 55, and Timothy M. Hewitt, age 46. In 1995, Mr. Ard was made Senior Vice President of Corporate Affairs for Indiana Gas. Prior to 1995 and since 1993, he was Vice President of Corporate Affairs for Indiana Gas. Prior to 1993, and since 1988, Mr. Ard was Vice President and Secretary for Indiana Gas and Secretary for the Company. In 1995, Mr. Hewitt was made Vice President of Operations and Engineering for Indiana Gas. Prior to 1995 and since 1989, Mr. Hewitt was Vice President of Sales and Field Operations for Indiana Gas. Prior to 1989 and since 1987, Mr. Hewitt was Vice President of Sales for Indiana Gas. Mr. Carl L. Chapman was regarded as an executive officer of the Company until August 31, 1996. He served from 1995 until March 15, 1996 as Indiana Gas' Senior Vice President of Corporate Development. Prior to 1995, and since 1987, he was Vice President of Planning for Indiana Gas. Presently, he is the President of ProLiance Energy, LLC, a gas supply and energy marketing company that is partially owned by IGC Energy, Inc., an indirect, wholly owned subsidiary of the Company. He remains as the Assistant Treasurer for the Company, a position he has held since 1986.

(1) Includes, but is not limited to, directorships in corporations with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or which are subject to the requirements of Section 15(d) of that Act or in a company registered as an investment company under the Investment Company Act of 1940.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the chief executive officer, the five named executive officers during the past fiscal year, and all directors and executive officers as a group, as of September 30, 1996:

   Name of Individuals or Identity        Shares Owned
   of Group                               Beneficially (1)
   ANTHONY E. ARD
   Indianapolis, Indiana                     15,454  (2)
   PAUL T. BAKER
   Indianapolis, Indiana                     22,009  (2)
   GERALD L. BEPKO
   Indianapolis, Indiana                      2,557  (3)(7)
   CARL L. CHAPMAN
   Indianapolis, Indiana                     11,659  (2)(4)
   NIEL C. ELLERBROOK
   Indianapolis, Indiana                     20,766  (2)
   LOREN K. EVANS
   Columbus, Indiana                          4,001  (3)(7)
   LAWRENCE A. FERGER
   Indianapolis, Indiana                     56,475  (2)(5)
   OTTO N. FRENZEL III
   Indianapolis, Indiana                     18,139  (7)(8)
   ANTON H. GEORGE
   Indianapolis, Indiana                  1,849,202  (1)(7)
   TIMOTHY M. HEWITT
   Indianapolis, Indiana                      8,419  (2)(3)(4)
   DON E. MARSH
   Indianapolis, Indiana                      5,176  (7)
   FRED A. POOLE
   Indianapolis, Indiana                        288  (7)
   RICHARD P. RECHTER
   Bloomington, Indiana                       7,257  (3)(7)
   JAMES C. SHOOK
   Lafayette, Indiana                        42,416  (6)(7)
   JEAN L. WOJTOWICZ
   Indianapolis, Indiana                        288  (7)
   All directors and executive
   officers as a group (15 persons)       2,064,106  (1)

(1) Except for Anton H. George, no director or executive officer owned beneficially as of September 30, 1996, more than
 .30 percent of common stock of the Company. Excluding Anton H. George, all directors and executive officers owned beneficially an aggregate of 214,904 shares or .96 percent of common stock of the Company outstanding as of that date. The beneficial ownership by Anton H. George of 1,849,202 shares or 8.23 percent of common stock of the Company is discussed above in "Voting Securities."

(2)  Includes shares awarded to Messrs. Ard, Baker, Chapman,
Ellerbrook, Ferger and Hewitt under the Company's executive restricted stock plan which are subject to certain transferability restrictions and forfeiture provisions.

(3) Some or all of the shares owned by Messrs. Bepko, Evans, Hewitt and Rechter are owned jointly with their wives.

(4) Carl L. Chapman ceased being considered a named executive officer after August 31, 1996. Effective September 1, 1996,
Timothy M. Hewitt was considered a named executive officer.

(5) Includes 3,981 shares held by Mr. Ferger's wife, and he disclaims beneficial interest therein.

(6) Includes 1,500 shares held by Mr. Shook's wife, and he disclaims beneficial interest therein.

(7) Includes shares granted under the Company's directors restricted stock plan, some of which shares are subject to certain transferability restrictions and forfeiture provisions.

(8)  Includes 3,774 shares held in a trust, of which Mr.
Frenzel is a co-trustee, and he disclaims beneficial interest therein.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On December 29, 1995, IGC Energy, Inc. ("Energy"), an indirect, wholly owned subsidiary of the Company, entered into a subscription agreement to purchase an interest in a limited partnership known as the Cambridge Ventures, L.P. (Partnership) ("CVLP"). CVLP is licensed by the United States Small Business Administration as a small business investment company. As such, CVLP operates as a venture fund and invests in equities, debt securities with equity participation and secured short and long-term loans; CVLP also participates in other funds. Energy has invested a total of $275,000 in CVLP, which represents, in the opinion of the board of directors, a fair and reasonable investment for Energy. Energy holds ten (10) partnership units out of the one hundred and ninety five and one half units (195.5) that have been sold to date in CVLP. On January 26, 1996, Jean L. Wojtowicz was elected to the board of directors of the Company and Indiana Gas. Ms. Wojtowicz is the President and a Director of Cambridge Capital Management Corp., which owns fifty percent (50%) of Cambridge Ventures, Inc., the general partner in CVLP.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The Company has the following standing committees of the board of directors:

  1.  The Audit Committee.

     The members of this committee are Loren K. Evans, chair, Gerald L. Bepko, Anton H. George, Fred A. Poole and Jean L. Wojtowicz. The committee makes recommendations to the board as to the selection and retention of the independent accountants, reviews the scope, conduct and results of audits performed, and makes inquiry as to the differences of views, if any, between such independent accountants and officers and employees of the Company and subsidiaries with respect to the financial statements and records and accounting policies, principles, methods and systems. It further determines that services performed by the independent accountants in addition to the annual audit examination do not impair such accountants' independence in performing the audit examination. Finally, the committee reviews the policies and guidelines of the Company and subsidiaries designed to ensure the proper use and accounting for corporate assets, and the activities of the Internal Audit department of Indiana Gas. There were two meetings of the committee during the past fiscal year.

  2.  The Compensation Committee.

     The members of this committee are Otto N. Frenzel III, chair, Don E. Marsh and Richard P. Rechter. None of the members is an officer or employee of the Company. The committee has the responsibility of formulating recommendations to the board as to the compensation to be paid the officers of the Company and its subsidiaries. It also administers the Company's annual management incentive plan, the executive restricted stock plan, and the directors restricted stock plan. There were two meetings of the committee during the past fiscal year.

  3.  The Nominating Committee.

     The members of this committee are Lawrence A. Ferger, chair, Don E. Marsh and James C. Shook. The duties and powers of the committee are to search for, evaluate and make recommendations to the board of directors as to nominees to be submitted annually to the shareholders for election to the board as well as to fill vacancies occurring from time to time on the board. In that connection, the committee is authorized to act on behalf of the Company and the board in receiving, giving consideration to and making recommendations to the board respecting communications submitted to the Company from shareholders relating to nominees for directors. Such communications must be in writing and with respect to the next annual election must be received by the Company, addressed to the secretary, no later than August 7, 1997. There was one meeting of the committee during the past fiscal year.

     If a shareholder entitled to vote for the election of directors at a shareholders' meeting desires to nominate a person for election to the board of directors of the Company, pursuant to the Company's Code of By-Laws, any such nominations must be made pursuant to notice delivered to, or mailed and received at, the principal office of the Company, not less than 50 days nor more than 90 days prior to the meeting. However, in the event that less than 60 days notice of the meeting is given, the shareholder's notice must be received not later than the tenth day following the date of notice of the meeting.
Such shareholder's notice must set forth, in addition to the name and address of the shareholder submitting the nomination, as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serving as a director, if elected), and (v) the qualifications of the nominee to serve as a director of the Company.


  4.  The Public and Environmental Affairs Committee.

     The members of this committee are Richard P. Rechter, chair, Gerald L. Bepko and James C. Shook. The duties and powers of the committee are to review current policies, programs, procedures and processes of the Company and its subsidiaries affected by public policy and affecting the environment. It also reviews reports from Company management on public policy and environmental matters and monitors compliance with, and trends and emerging policy developments in, business and environmental regulation. In addition, the committee reports to the Board on public policy and environmental issues affecting the Company and its subsidiaries. There were two meetings of the committee during the past fiscal year.

     The board of directors of the Company had five meetings during the last fiscal year. Gerald L. Bepko and Fred A. Poole attended fewer than 75 percent of the aggregate of board meetings and meetings of committees of the board of which they are members. No other incumbent director attended fewer than 75 percent of the aggregate of board meetings and meetings of committees of the board of which they are members.



DIRECTORS' COMPENSATION

     Non-employee directors of the Company and of Indiana Gas receive combined fees totaling $21,000 per year for service on the boards of both companies. The fees are paid under the directors' restricted stock plan approved by the shareholders at their January 13, 1992, meeting. Under the plan, $7,000 of the combined directors' fees paid by the Company and Indiana Gas to non-employee directors is paid in restricted shares of the Company. The restricted shares are issued to each non-employee director at the beginning of their three-year term, and the number of restricted shares is determined by dividing $21,000 ($7,000 for each year) by the per share market price of the Company's stock during the period specified in the plan. Directors may elect to receive the remaining $14,000 in unrestricted shares or in cash. To receive the restricted shares, a director must consent to the restrictions in writing. To elect to receive unrestricted shares instead of cash, a director must provide an irrevocable written election to the secretary of the Company before the July 1 immediately preceding the calendar year for which the election relates.

     Restricted shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution until the first to occur of: (1) the expiration of the director's term of office for which the grant relates; (2) the grantee's death or disability; (3) the termination of the grantee's status as a director pursuant to the mandatory retirement policy for directors; (4) the involuntary termination of the grantee's status as a director; (5) approval by a majority of the other directors of the grantee's voluntary termination of his/her status as a director because of the relocation of his/her principal place of residence outside of Indiana; or (6) a change in control of the Company. In no event, however, are the restricted shares transferable and free of restrictions before the expiration of a six-month period beginning the first day of the director's term of office or, if later, the date of issuance of the shares.

     All restricted shares bear a legend citing the restrictions contained in the plan. When the restrictions lapse, the grantee is entitled to have the legend removed from any shares or certificates. Restrictions are lifted automatically upon the expiration of the period to which the restrictions apply. If a director voluntarily terminates his/her status as such before the expiration of the period of restriction, any shares still subject to restriction are immediately forfeited.

     The Company has reserved 71,172 shares for grant under the plan. As of September 30, 1996, 50,149 shares remain in reserve. Those shares may consist of authorized but unissued shares or shares reacquired by the Company including shares purchased in the open market. If any shares subject to the grants are forfeited, the forfeited shares become available for reissuance under the plan.

     The board may amend, modify, alter or terminate the plan at any time. The plan may not, however, be amended more frequently than once every six months. Amendments, modifications or alterations which would (1) increase the number of shares reserved for issuance under the plan, (2) materially modify the class of individuals to whom grants of shares may be made, (3) change the manner in which shares are granted, or (4) materially increase the benefits accruing to grantees under the plan, must be approved by the Company's shareholders.

     Non-employee directors also receive a fee of $500 for each meeting of the board of directors of the Company attended and $500 for each meeting of the board of directors of Indiana Gas attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee chair of a committee is paid an additional fee of $1,000 for each meeting attended.

     There are two unfunded plans under which non-employee directors may defer all or any part of fees received in cash until the occurrence of certain conditions specified in each of the plans. Under the first plan, which has been in place since fiscal year 1995, amounts deferred are considered for accounting purposes to be invested in Company common stock. These amounts are tracked as phantom units of Company common stock and the value of amounts deferred change with the receipt of dividends, as well as with fluctuations in the price of Company stock. Under the second plan, which became effective during fiscal year 1996, amounts deferred earn a return equal to the mean between the high and low of the Corporate Bond Yield averages, Average Public Utility (aa rated), for the past twelve (12) months reported in Moody's Bond Survey in its published issue in the November preceding the January 1, on which the rate is to come into effect. The rate changes each January 1.



EXECUTIVE COMPENSATION AND OTHER INFORMATION


COMPENSATION COMMITTEE REPORT
     The Compensation committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its affiliates and serves as the administrator of the Company's Annual Management Incentive Compensation Plan ("Incentive Plan") and the Executive Restricted Stock Plan ("Stock Plan"). The committee is also responsible for monitoring the Company's executive compensation programs to ensure that they are aligned with the Company's business strategies and financial goals.


    A.  Executive Compensation Policy.

     The Company's total compensation program for officers includes base salaries, annual incentive payments, and restricted stock grants. The committee's primary objective is to achieve above-average performance by providing the opportunity to earn above-average total compensation (base salary, at-risk annual and long-term incentives) for above-average performance. Each element of total compensation is designed to work in concert. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to serve customer, employee, and shareholder interests. The Company believes that the program also motivates the Company's officers to acquire and retain appropriate levels of stock ownership and is competitive with programs offered by the companies that comprise the peer group ("Peer Group") included in the performance graph on page 19. It is the opinion of the committee that the total compensation earned by Company officers in fiscal year 1996 achieves these objectives and is fair and reasonable. Each aspect of the total compensation program is discussed in greater detail below.

    B.  Components of Executive Compensation.

     Annual Compensation. The annual compensation program consists of two components, base salary and an at-risk incentive payment. Individual salaries are set within ranges based on comparisons to actual pay for comparable positions within the Peer Group, and industry in general. In determining actual salaries within these ranges, the committee takes into consideration individual performance, experience, potential, and changes in executive responsibilities. Establishing industry based salary ranges provides an objective standard by which to judge the reasonableness of the Company's salaries, maintains the Company's ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded.

     All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Participation in the Incentive Plan, which includes the chief executive officer, is extended to those positions that play key roles in achieving annual financial and operating objectives. Annual incentive opportunities are also based on periodic reviews of prevailing Peer Group practices for comparable positions. The potential incentive award is determined annually by non-employee directors and is based upon a percentage of each participant's base salary. Incentive opportunities for executive officers, excluding the chief executive officer, ranged from 40 to 50 percent of salary.

     Prior to the start of the fiscal year the committee recommends to the board, and the board (excluding Company and Indiana Gas employees) determines, minimum, target, and maximum corporate performance levels. The performance that is measured is the Company's financial performance, as determined by the Company's consolidated return on equity, relative to the average return on equity of companies in the Peer Group.
Target performance levels are set in excess of Peer Group performance in order to ensure the linkage between financial performance and executive rewards. Depending upon the Company's financial performance, the size of this component can range from zero to the maximum level established for each participant in the Incentive Plan. In determining the cash payment that was received by executive officers for the past fiscal year, the Company's consolidated return on equity exceeded the target performance level and was at the maximum performance level as determined by the board. Incentive payouts correspondingly were at the maximum amounts.

     The second and smaller performance component is based upon each executive's achievement of individual goals, which are consistent with the Company's overall objectives and which are established prior to the beginning of the fiscal year. Individual performance is monitored and evaluated subjectively throughout the fiscal year. Overall performance is measured after the end of the fiscal year by the chief executive officer. Among the executive officers, no person has more than one-fourth of their total potential incentive under the Incentive Plan dependent upon the attainment of individual objectives.

     Long-Term Incentive. The purpose of the Stock Plan is to retain and motivate the Company's principal officers and to increase their incentive to work toward the attainment of the Company's long-term growth and profit objectives by providing them with a means of acquiring or increasing a proprietary interest. Under the Stock Plan, the committee recommends to the board, and the board (excluding Company and Indiana Gas employees) determines, the executive officers, as well as other principal officers, to whom grants will be made and the percentage of each officer's base salary to be used for determining the number of shares to be granted. Among the executive officers, excluding the chief executive officer, the percentages of each officer's base salary range from fifteen percent to thirty percent. Like the potential cash payment that may be received under the Incentive Plan, this component of total compensation is also performance driven and totally at-risk.

     The Stock Plan provides for a grant to eligible officers at the outset of each measuring period and also provides for grants of shares to be made to newly eligible principal officers during a measuring period. The measuring periods are consecutively running three-year periods. Shares were allocated under the stock plan effective October 1, 1987, for the "First Measuring Period," October 1, 1990, for the "Second Measuring Period," and October 1, 1993, for the "Third Measuring Period."

     To be eligible for a grant, a principal must consent in writing to observe the restrictions imposed on the shares. The shares may not be sold, transferred, pledged, or assigned until such restrictions are lifted. The restrictions are lifted in 33 1/3 percent increments on the fourth, fifth, and sixth anniversaries of the calendar day immediately preceding the first calendar day of the measuring period.

     The granting of additional shares, if any, and the application of forfeiture provisions, depends upon two primary criteria: (i) certain measurements of the total return to the Company's shareholders in comparison to the total return of shareholders of the companies in the Peer Group; and (ii) the continued employment of the officer during the period of restriction.

     For each three-year measuring period under the Stock Plan, depending upon the total return provided to the Company's shareholders relative to the total return provided by each of the companies in the Peer Group, there are three possible outcomes. If the Company's total return places it in the bottom quartile, all of the shares are forfeited. If the Company's total return places it in the second or third quartiles, the original grant is vested, subject to continuing employment by the officers during the remaining period of restriction. If the Company's total return places it in the top quartile, the original grant is doubled and vested, subject to continuing employment by the officers during the remaining period of restriction.

     For the First Measuring Period ended September 30, 1990, the Second Measuring Period ended September 30, 1993, and the Third Measuring Period ended September 30, 1996, the number of shares originally granted were doubled under the Stock Plan because the Company's total return to shareholders placed it in the top quartile compared to the total return performance of the Peer Group companies. Among all of the companies in the Peer Group, the Company was the sole Peer Group member to perform in the top quartile for all three measuring periods.

     It is the opinion of the committee that the Stock Plan meets its objective of providing executive officers, as well as other principal officers, with the appropriate long-term interest in maximizing shareholder value. A participant's increased level of equity in the Company is contingent upon the additional enhancement of shareholder value relative to the performance of companies in the Peer Group. In addition, the vesting restrictions provide an incentive for all plan participants to remain with the Company.

    C.  Chief Executive Officer Compensation.

     The compensation of Lawrence A. Ferger, Chairman,
President and Chief Executive Officer, consists of the same components as for other executive officers, namely base salary, an at-risk payment under the Incentive Plan, and an at-risk grant of restricted stock under the Stock Plan.

     In establishing Mr. Ferger's total compensation for fiscal year 1996, the committee considered the total compensation of other chief executive officers in the Peer Group, the financial and business performance of the Company, and a subjective evaluation of the leadership role provided by Mr. Ferger.

     Mr. Ferger's payment received under the Incentive Plan during fiscal year 1996 was based entirely upon the financial performance of the Company as measured by its consolidated return on equity relative to the average return on equity of companies in the Peer Group. This method of measurement ensures the linkage of this aspect of Mr. Ferger's compensation to Company performance. Under the Incentive Plan, the maximum award Mr. Ferger was eligible to receive was an amount equal to sixty percent of his base salary. As discussed above with respect to other executive officers, during the past fiscal year the Company's consolidated return on equity exceeded the target performance level and was at the maximum performance level as determined by the board. The incentive payout correspondingly was at the maximum level.

     Mr. Ferger's receipt of restricted shares under the Stock Plan is likewise directly linked to the Company's performance. Whether stock is received and, if so, in what amount, will depend upon the measurement of the total return provided to the Company's shareholders in comparison to the total return provided to the shareholders of companies in the Peer Group.
As discussed above with respect to the other executive officers, fiscal year 1996 was the third year of the third three year measuring period under the Stock Plan. Based upon the Company's total return performance as measured at the conclusion of the Third Measuring Period ended September 30, 1996, that stock was doubled in amount and vested, subject to Mr. Ferger's continued employment during the remaining period of restriction.

     For the same reasons expressed above with respect to the conclusion regarding the appropriateness of the total compensation provided other executive officers, it is the opinion of the committee that Mr. Ferger's total compensation is reasonable and appropriate.

    D.   Compensation Consultant, Termination Benefit
     Agreements And Deductibility Of Executive Compensation.

     To assist the committee, the services of an independent compensation consultant are utilized. The consultant assists by evaluating the total compensation system relative to the compensation systems employed by companies in the Peer Group. The consultant also provides an additional measure of assurance that the system is a reasonable and appropriate means to achieve the Company's objectives.

     As described on page 22 under the heading "EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS," the Company and Indiana Gas have entered into such agreements with each of the executive officers. Neither form of agreement affects in any manner the recommendations of the Committee and the determinations by the board (excluding Company and Indiana Gas employees) with respect to the total compensation provided the executive officers.

     In 1993, Congress enacted Section 162(m) of the Internal Revenue Code that disallows corporate deductibility for "compensation" paid in excess of $1 million to the individual executives named in the Summary Compensation Table, unless the compensation is payable solely on account of achievement of an objective performance goal. The committee does not anticipate that the compensation paid to executive officers in the form of base salaries and incentive compensation will exceed $1 million in the near future. However, as part of its ongoing responsibilities with respect to executive compensation, the committee will monitor this issue to determine what actions, if any, should be taken as a result of the limitation on deductibility.

                    Otto N. Frenzel III, Chair
                    Don E. Marsh
                    Richard P. Rechter

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Lawrence A. Ferger is a director of National City Bank, Indiana. Otto N. Frenzel III, chair of the Company's compensation committee, is chairman of the Executive Committee of National City Bank, Indiana. During the past fiscal year, Indiana Gas had a bank line of credit agreement with National City Bank, Indiana for borrowing by Indiana Gas not to exceed $25,000,000 at any one time. At September 30, 1996, there was $5,000,000 outstanding under such line. The interest on borrowing under such line of credit has been at a rate not to exceed the prime lending rate at such bank which in the opinion of the board of directors is fair. Similar bank lines of credit agreements have been in effect between Indiana Gas and the bank in the normal course of business for many years. Moreover, as of September 30, 1996, Energy Realty, Inc., an indirect subsidiary of the Company, had two loans outstanding in an aggregate amount of approximately $5.6 million from National City Bank, Indiana at variable rates of interest tied to commercially-recognized benchmarks, which in the opinion of the board of directors are fair. Finally, on July 31, 1995, Energy Realty, Inc. and National City Bank, Indiana each invested $806,250 in the Lebanon Housing Partnership, L.P. As a result of these investments, each company owns 37.125% of the partnership.

     None of the Company's executive officers is a member of the Compensation Committee.



COMPENSATION

     The following tabulation shows for the fiscal years ended September 30, 1994, 1995 and 1996, the compensation paid by the Company and its subsidiaries to each of the six most highly compensated executive officers of the Company (considering for this purpose Mr. Ard, Mr. Baker and Mr. Hewitt, executive officers of Indiana Gas, to be executive officers of the Company) in all capacities in which they served. During most of fiscal year 1996 (through August 31, 1996), Mr. Chapman was one of the five most highly compensated executive officers of the Company. Effective March 15, 1996, Mr. Chapman resigned as Senior Vice President of Corporate Development of Indiana Gas to become President of ProLiance Energy LLC, a company partially owned by IGC Energy, Inc., an indirect, wholly-owned subsidiary of the Company. Mr. Chapman became a full-time employee of ProLiance effective September 1, 1996. Mr. Chapman remains the Assistant Treasurer of the Company. As a result of Mr. Chapman's change in status, effective September 1, 1996, Mr. Hewitt is now considered as one of the five most highly compensated executive officers of the Company.


                       Summary Compensation Table

     (a)         (b)      (c)          (d)           (e)            (h)           (i)

                                                                Long-Term
                                                                Compensa-       All Other
                   Annual Compensation                         tion Payouts    Compensation
                                                Other Annual
   Name and                                     Compensation   LTIP Payouts
  Principal     Year    Salary      Bonus (1)        (2)           (3)             (4)
 Position in
    Group
Lawrence A.     1994   $ 321,769     $ 147,129    $ 43,780       $ 182,313      $17,028
Ferger,         1995     347,615       139,439      35,665         198,336       15,790
Chairman,       1996     370,922       173,808      26,817         223,592       15,980
President and
Chief
Executive
Officer

Paul T. Baker,  1994     222,308        74,552      12,647          48,257       13,939
Sr. V.P. and    1995     236,077        75,093      10,541          52,506       13,050
Chief           1996     249,308        89,709       8,240          59,183       13,137
Operating
Officer,
Indiana Gas

Niel C.         1994     165,769        58,605      17,635          75,207       11,708
Ellerbrook,     1995     175,885        56,179      14,271          81,829       11,700
V.P. and        1996     186,846        67,617      10,604          92,235       11,985
Treasurer and
Chief
Financial
Officer

Anthony E.      1994     125,977        33,962       9,906          44,301        9,419
Ard,            1995     133,962        32,755       7,905          48,202       10,926
Sr. V.P. of     1996     142,019        38,104       5,727          54,332       12,067
Corp. Affairs,
Indiana Gas

Timothy M.      1994     120,785        30,351       7,683          35,477       12,067
Hewitt, V.P.    1995     124,577        31,875       6,071          38,601       13,251
of Operations   1996     131,385        36,680       4,317          43,509       10,721
and
Engineering,
Indiana Gas

Carl. L.        1994     117,489        31,197       9,837          35,994        9,470
Chapman,        1995     125,096        29,765       8,281          39,163        9,614
Assistant       1996     125,596        36,139       6,580          44,143        9,857
Treasurer, and
formerly Sr.
V.P. of Corp.
Development,
Indiana Gas

(1) The amounts shown in this column are payments under the annual Incentive Plan, which was discussed above in Parts B and C of the Compensation Committee Report relating to "Annual Compensation". Amounts paid in any fiscal year are attributable to the Company's performance in the prior fiscal year. Payments earned in fiscal year 1996 have not been determined and approved for distribution by the Company's Compensation committee. The Company's performance over the last five years is depicted on page 20.

(2) The amounts shown in this column are dividends paid on restricted shares issued under the Stock Plan, which was discussed above in Parts B and C of the Compensation Committee
Report relating to "Long-Term Incentive Compensation".

(3) The amounts shown in this column represent the value of shares issued under the Stock Plan and for which restrictions were lifted in each of those fiscal years. For instance, the amounts shown for fiscal year 1996 represent the value of one-third of the Second Measuring Period shares issued under the Stock Plan and for which restrictions were lifted as of September 30, 1996. After the lifting of those restrictions, the executive officers, as a group, held 34,901 restricted shares, with an aggregate market value of those shares as of that date of $850,712. Those shares continue to be subject to restrictions imposed by the Stock Plan, and they represent all of the initial grant of the Third Measuring Period shares. The number and value of restricted shares held by each executive officer on September 30, 1996 was as follows: Lawrence A. Ferger-14,986 shares, $365,284; Paul T. Baker-4,995 shares, $121,753; Niel C. Ellerbrook-5,769 shares, $140,619; Anthony E. Ard-2,930 shares, $71,419; Timothy M. Hewitt-2,104 shares, $51,285; and Carl L. Chapman-4,117 shares, $100,352.

(4) The amounts shown in this column are Company contributions to the Retirement Savings Plan and the dollar value of insurance premiums paid by, or on behalf of, Indiana Gas with respect to term life insurance for the benefit of executive officers.

     During fiscal year 1996, there were no awards under the Stock Plan, which is considered to be a long-term incentive plan. Accordingly, in this Proxy Statement there is no table reflecting the Long-Term Annual Incentive Plan Award in Last Fiscal Year.

CORPORATE PERFORMANCE

     The following Total Return to Shareholders graph compares the performance of the Company with that of the S&P 500 Composite, the S&P Utilities Index and a group of peer gas distribution companies, with the return weighted based on market capitalization. The Return on Equity graph compares the performance of the Company with the same Peer Group. For fiscal year 1996, companies in the Peer Group are as follows:
AGL Resources; Atmos Energy Corp.; Bay State Gas Co.; Brooklyn Union Gas; Cascade Natural Gas Corp.; Connecticut Natural Gas Corp.; Energen Corp.; Laclede Gas Co.; MCN Corp.; National Fuel Gas Co.; New Jersey Resources Corp.; NICOR, Inc.; Northwest Natural Gas Co.; NUI Corp.; Pacific Enterprises; Pennsylvania Enterprises, Inc.; Peoples Energy Corp.; Piedmont Natural Gas Co., Inc.; Public Service Co. of North Carolina, Inc.; South Jersey Industries, Inc.; Southeastern Michigan Gas Enterprises, Inc.; Southern Union Co.; Southwest Gas Corp.; Southwestern Energy Co.; UGI Corp.; United Cities Gas Co.; Washington Energy Co.; Washington Gas Light Co.; and WICOR, Inc. The companies to be included in the Peer Group were determined by one of the Company's investment bankers and approved by the Compensation committee of the Company.

     From year to year, the Company's investment bankers review the composition of the Peer Group to ensure comparability among the member companies. If in their judgment a company is determined not to be comparable, it will be removed from the Peer Group, and, if possible, replaced with a comparable company. Companies can also be removed if they are acquired or merged out of existence. For instance, in 1996, based upon an assessment of the comparability of the existing peer group, the Company's investment bankers changed the Peer Group used for fiscal year 1995 (the "1995 Peer Group") by adding United Cities Gas Co. In addition, the investment bankers replaced CMS Energy Corp.'s common stock with CMS Energy Corp.'s "G" stock issued in July of 1995 related to its gas division.
Since no beginning stock price was available for that stock, it has not been included in the Peer Group. The 1995 Peer Group, as revised for these changes, was used during fiscal year 1996 (the "1996 Peer Group"). The following graphs reflect comparisons of total return for the 1996 Peer Group, the 1995 Peer Group, the S&P 500 and the S&P Utilities.

Total Return to Shareholders (1) (2)



                   1991    1992   1993    1994    1995    1996
IEI                0.00%  15.92%  44.66%  29.09%  48.46%   75.07%
1996 PEERS         0.00%   9.02%  45.23%  30.45%  47.49%   85.57%
1995 PEERS         0.00%   6.66%  45.42%  29.70%  48.35%   85.14%
S&P 500            0.00%  11.05%  25.49%  30.11%  68.82%  103.14%
S&P UTILITIES      0.00%  14.37%  42.31%  23.67%  57.78%   68.55%

(1) The total return on investment (change in the year end stock price plus reinvested dividends) for each of the periods for the Company, the respective peer groups, the S&P 500 Composite and the S&P Utilities Index is based on the stock price or composite index at the end of fiscal 1991.

(2) As discussed in the Compensation Committee Report above, the Stock Plan also measures the Company's total return to shareholders. However, the Stock Plan methodology requires a determination of the total return to shareholders of the Company and the Peer Group companies by comparing a 12 month average trading price at the end of the measuring period with a twelve month average price preceding the measuring period. Unlike the Stock Plan methodology, the methodology used in preparing the above performance graph requires a measurement of the total return to shareholders of the Company and of the Peer Group companies at specific points in time--activity as of September 30, 1991 compared with activity as of September 30, 1992, 1993, 1994, 1995 and 1996. Moreover, the Stock Plan also uses a three-year measurement period versus the five-year measurement period used in the above performance graph. Finally, the Stock Plan's measurement of Peer Group companies' performance is not weighted by the companies' relative market capitalization, while the above performance graph does use such weighting. Because of the differences in these two methodologies, the measurements produced by the Stock Plan and the above performance graph will vary.

Return on Equity (1) (2) (3)


                  1991     1992    1993    1994    1995
IEI              11.32%   11.46%  14.68%  13.00%  11.94%
PEER GROUP        9.79%    9.45%  10.34%  11.40%   9.15%

(1) Under the annual Incentive Plan, payments are awarded on the basis of the Company's average return on equity compared to that of the peer group in any fiscal year and are paid in the first quarter of the succeeding fiscal year. Accordingly, payments paid to executive officers in the first quarter of fiscal year 1996 were based on the Company's comparative return on equity during the fiscal year 1995, and so on, back to 1988, the first year in which payments were made.

(2) For purposes of the annual Incentive Plan, average return on equity for both the Company and the peer group has been computed using the simple average of beginning and ending common equity as of September 30.

(3) The peer group return on equity by fiscal year reflects the peer group for each of those years as determined by the Company's investment bankers and approved by the Compensation committee. See the discussion above under "Corporate
Performance".



RETIREMENT SAVINGS PLAN

     As of October 1, 1994, Indiana Gas merged its Retirement Savings Plan for bargaining employees ("Bargaining Savings Plan") into its Retirement Savings Plan for non-bargaining employees ("Savings Plan"). The primary objective for this action was to reduce the level of resources required to administer two plans. In general, the Savings Plan permits participants to elect to have not more than 15 percent of their qualified compensation (subject to certain maximums imposed on highly compensated employees by the Internal Revenue Code) invested on a tax-deferred basis in shares of the Company's common stock or various investment funds. Non-bargaining participants in the Savings Plan have matching company contributions made to the plan on their behalf equal to 100 percent of their contributions not in excess of 3 percent of their individual redirected compensation, and 50 percent of their contributions in excess of 3 percent but not in excess of 8 percent of their individual redirected compensation. Also, a 2.5-percent lump sum company contribution is made to the Savings Plan for all eligible non-bargaining employees at the end of each year.

     The Summary Compensation Table shows the value of Indiana
Gas contributions made to the plan for executive officers in the column marked "All Other Compensation."

RETIREMENT PLANS

     Indiana Gas has two defined benefit pension plans covering full-time employees of the Company and certain of its subsidiaries who meet certain age and service requirements. One such plan covers salaried employees, including executive officers, and provides fixed benefits at normal retirement age based upon compensation and length of service, the costs of which are fully paid by the employer and are computed on an actuarial basis. The pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein. The remuneration covered by this plan includes all compensation for regular work periods (excluding overtime, bonuses and other forms of additional compensation). Effective July 1, 1991, the retirement plans maintained by Terre Haute and Richmond were merged into, and became part of, the Indiana Gas defined benefit pension plans.

     Indiana Gas has a supplemental pension plan covering the principal officers of Indiana Gas and Carl L. Chapman, president of ProLiance. The supplemental pension plan provides fixed benefits at normal retirement age based upon compensation and is computed on an actuarial basis. The supplemental pension plan also provides for benefits upon death, disability and early retirement under conditions specified therein, including service requirements. This supplemental pension plan also provides a reduced benefit to a participant who voluntarily terminates his employment with Indiana Gas before normal retirement age (65) but following a change in control of the Company. The remuneration covered by the supplemental pension plan includes all compensation for regular work periods (including incentive payments and other forms of additional compensation).

     Upon retirement at or after age 65, any participant in the supplemental pension plan will, in general, be entitled to an annual pension for life which, when added to primary Social Security benefits, benefits paid under the Indiana Gas defined benefit pension plan described above and benefits under the Retirement Savings Plan attributable to Indiana Gas contributions, will equal approximately 65 percent of the participant's average annual compensation during the 60 consecutive calendar months immediately preceding the participant's retirement date. The amounts paid under the supplemental pension plan are unfunded and are paid from the general assets of Indiana Gas.

     The following table illustrates the estimated normal annual retirement benefits payable to a covered participant retiring at age 65 under the supplemental pension plan and under the Indiana Gas defined benefit plan based on the specified remuneration and under the Retirement Savings Plan attributable to Indiana Gas contributions. The compensation included in the Summary Compensation Table under salary and payments under the annual Incentive Plan qualifies as remuneration for purposes of these plans. The amounts shown do not reflect reductions, which would result from joint and survivor elections.


                         Pension Table
                15 or More Years of Service (1)

                 Remuneration     Amount of Benefits
                     Level               (2)
                   $125,000            $ 81,250
                    150,000              97,500
                    175,000             113,750
                    200,000             130,000
                    225,000             146,250
                    250,000             162,500
                    300,000             195,000
                    350,000             227,500
                    400,000             260,000
                    450,000             292,500
                    500,000             325,000

(1) The compensation covered by the plans includes the salary and incentive payments shown on the Summary Compensation Table. Years of service are not used in calculating the benefit amount under the Supplemental Executive Retirement Plan. The amounts shown above are offset by Social Security and benefits under the Retirement Savings Plan attributable to Indiana Gas contributions.

(2) Although the benefit attributable to the Savings Plan will be paid in a single lump sum payment, it has been converted to an annual benefit for purposes of this table. The estimated aggregate annual pension plan benefit may be greater than the amounts in the table to the extent that the Savings Plan benefit, after conversion to an annual benefit and when added to the annual benefit under the applicable Indiana Gas defined benefit plan, exceeds the amount specified in the table. Since the Savings Plan has only been in effect for a few years, it is unlikely in the near future that the aggregated Savings Plan benefit and defined benefit plan benefits will exceed the amount specified in the table.


EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS

     The Company and Indiana Gas, with approval of their boards of directors, have entered into employment agreements with five out of the six executive officers listed in the Summary Compensation Table. Carl L. Chapman formerly had such an agreement; however, it was terminated March 15, 1996 when Mr. Chapman became the President of ProLiance. Each agreement continues unless notice of termination is given by either party, in which event the agreement will terminate three years from the date of the notice. The period between notice and termination is defined as an "employment period" under each agreement. Each officer is entitled to compensation consisting of the annual aggregate base salary or salaries, and such additional compensation as the board determines throughout the employment period. Each agreement is also subject to termination in the event of disability, death, or voluntary retirement by the individual or his termination for cause.

     The Company and Indiana Gas, with approval of their boards of directors, have entered into termination benefit agreements with each of the executive officers listed in the Summary Compensation Table. With the exception of Mr. Hewitt, the agreements provide that if there is an acquisition of control of the Company (as defined in the agreements), the Company and Indiana Gas are obligated to pay the termination benefits under the following conditions:

 bullet Within three years the Company terminates the employment of the executive for any reason (other than cause, death, the executive's attainment of age 65, or the executive's total and permanent disability); or

 bullet Within three years the executive voluntarily terminates his employment for good reason (i.e., certain material changes in the terms of the executive's employment); or

 bullet The executive voluntarily terminates his employment without reason during the 30-day period immediately following the first anniversary of the acquisition of control.

The termination benefits payment is the executive's average annual compensation for the most recent five calendar years multiplied by 299.99%. The initial term of the agreements expires on October 1, 1999 and shall be automatically extended for one year periods unless the Company notifies the executive prior to October 1 of each succeeding year that the Agreement will terminate at the end of the five year period that begins with October 1 following the date of such written notice. The agreement with Mr. Hewitt is comparable to the agreements just described, except that the provisions of Mr. Hewitt's agreement, including the termination benefits payment, are predicated upon the use of one year rather than three years.





INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY

      Arthur Andersen, L.L.P., Indianapolis, has been selected by the board of directors as the independent public accountants of the Company and its subsidiaries for fiscal year 1997. The selection was made upon the recommendation of the Audit committee of the board of directors. See "Meetings and Committees of the Board of Directors." Arthur Andersen, L.L.P. has served as auditors for the Company since 1986 and for Indiana Gas since its organization in 1945. A representative of that firm will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to questions.



COST AND METHOD OF SOLICITATION

      The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at an estimated fee of $5,000 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation therefor in addition to their regular salaries, may solicit proxies by telephone, telegraph or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $500, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy material to beneficial owners.



ANNUAL REPORT

          A copy of the Company's annual report, including consolidated financial statements for the fiscal year ended
September 30, 1996, was mailed to shareholders on or about
December 6, 1996.



REVOCATION RIGHTS

     A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.



SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

       Under Rule 14a-8 under the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company's proxy statement and for consideration at the 1998 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 1998 annual meeting, shareholder proposals must be received at the Company's principal office, 1630 North Meridian Street, Indianapolis, Indiana 46202-1496, Attention: Corporate Secretary, no later than August 7, 1997, and must otherwise comply with the requirements of Rule 14a-8.

       If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the Company's Code Of By-Laws. A copy of these procedures is available upon request from the Corporate Secretary at the address referenced above. One of the procedural requirements in the Company's Code of By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting. To be timely a shareholder's notice must be delivered to, or mailed and received at, the principal office of the Company not less than 50 days nor more than 90 days prior to the meeting, provided, however, that if less than 60 days' notice of the meeting date is given, notice by the shareholder must be so received by the Company not later than the tenth day following the day on which the notice is given.

       By order of the board of directors.


Indianapolis, Indiana
December 6, 1996



                                       INDIANA ENERGY, INC.


                                       By RONALD E. CHRISTIAN
                                              Secretary





        Please fill in, date and sign the enclosed proxy and return it in the accompanying addressed envelope. No further postage is required if mailed in the United States. If you attend the annual meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention will be appreciated.

                           [SIDE 1]

INDIANA ENERGY, INC.                    PROXY/VOTING INSTRUCTION CARD
COMMON STOCK


This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on January 22, 1997. ANTHONY E. ARD, RONALD E. CHRISTIAN and TIMOTHY M. HEWITT and each of them, are hereby appointed proxies of the undersigned, with power of substitution, to vote all of the shares of Common Stock of INDIANA ENERGY, INC., owned by the undersigned, at the Annual Meeting of Shareholders to be held on January 22, 1997, and at any adjournments thereof, on the matters and in the manner specified on the reverse side of this proxy.


Receipt of Notice of Annual Meeting of Shareholders, dated December 6, 1996, and Proxy Statement attached thereto is hereby acknowledged.


This proxy will be voted as directed. If no direction is given, this proxy will be voted FOR the proposal.

Election of Directors (three-year term):

Nominees: Niel C. Ellerbrook, Loren K. Evans, Fred A. Poole and Jean
L. Wojtowicz.

You are encouraged to specify your choices by marking the appropriate box on the reverse side.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE
ENCLOSED ENVELOPE.

                              [SIDE 2]
           x
Please mark your votes as in this example.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the proposal.


        The Board of Directors recommends a vote FOR the Election of
                                 Directors.


                     FOR      WITHHELD  authority for all Nominees

1.  Election of                          To withhold authority to vote
    Directors.      ____       ______    for any specific nominee(s), mark
                                         the "WITHHELD" box and write the
                                         name of each nominee for whom
                                         you are withholding authority to vote
                                         on the line provided below.

                                         _________________________________


2. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.



                              Please sign exactly  as your name(s)
                              appears hereon.  All joint tenants
                              should sign.  When signing  as attorney,
                              executor,   administrator, trustee or
                              guardian, give full title as such.  If
                              a corporation, sign the  full corporate
                              name   by   an   authorized officer.
                              If a partnership, sign in partnership name by authorized person.



                              _______________________________________



                              _______________________________________
                              Signature(s)                       Date